Exhibit 10.24

January 23, 2002

David Crussell
1530 Rose Lane
Pleasanton, CA 94566

Dear Dave:

I am pleased to extend an offer of employment to you for the position of Senior Vice President – Worldwide Operations of Docent, Inc. reporting directly to me on the terms described below. You will work at our facility located at 2444 Charleston Road, Mountain View, CA.

As we discussed, I am hoping your start date will be no later than March 15, 2002.

Your annual compensation at 100% performance target achievement will be $300,000. Your compensation will be comprised of an annual base salary of $225,000 and an annual variable compensation of $75,000 at 100% performance target achievement. Your performance targets will be established at the start of each year, and the variable compensation payout amount will be determined and paid quarterly.

You will be eligible to participate in Docent’s standard benefit plans, which currently include medical, dental, vision, long-term disability and term life insurance; 401(k) plan; flexible spending plan, vacation of three weeks per year up to a maximum accrual of four weeks, and holidays. Details about these benefit plans are available for your review. Docent may modify benefits from time to time as it deems necessary.

Subject to approval by the Board of Directors, you will be granted a stock option for the purchase of up to 350,000 shares of Docent common stock with an exercise price equal to the fair market value of Docent common stock on the date of grant(s) as determined by the Board of Directors. This option will be granted pursuant to the Docent 2000 Omnibus Equity Incentive Plan and will be subject to vesting over four years as follows: 1/4 vests after 12 months of service, 1/48th vests each month of service thereafter.

As a condition of your employment, you agree to sign Docent’s Proprietary Information and Inventions Agreement, which, among other things, prohibits unauthorized use or disclosure of Docent proprietary information. This letter, together with your Proprietary Information and Inventions Agreement and the Officer’s Change of Control Agreement to be entered into by Docent and you if you accept this offer of employment, will form the complete and exclusive statement of your employment agreement with Docent. The employment terms in this letter supersede any other agreements or promises made to you by anyone, whether oral or written. Further, by signing below and indicating your acceptance of this offer, you represent that you may legally work in the United State of America and agree to provide the necessary supporting documentation. As a Docent employee, you will be expected to abide by Docent rules and regulations as outlined in the Docent Employee Handbook.

David Crussell
January 23, 2002

This letter confirms your representations to us that: (i) you are not a party to any employment agreement or other contract or arrangement that prohibits your full-time employment with Docent, (ii) you will not disclose any trade secrets or confidential information of any third party to Docent, and (iii) you do not know of any conflict that would restrict your employment with Docent.

Your employment with Docent is entered into voluntarily. As a result, you may terminate your employment with Docent at any time and for any reason simply by notifying Docent. Likewise, Docent may terminate your employment at any time and for any reason, with or without cause or advanced notice. This at-will employment relationship cannot be changed except in writing signed by an authorized officer of Docent.

Dave, I very much look forward to having you join the Docent team, and am looking forward to your favorable reply and to a long and prosperous work relationship.

Sin	cerely,

R.	Andrew Eckert
Pre	sident and Chief Operating Officer
Do	cent, Inc.

Accepted:		Date:

David Crussel

Start Date:	April 1, 2002